SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement” or “Settlement Agreement”) is made by and between the Department of Health Care Services (“DHCS,” or the “Department”) and Molina Healthcare of California and Molina Healthcare of California Partner Plan, Inc. (collectively known as “Molina”). DHCS and Molina shall be referred to collectively herein as the “Parties.”

WHEREAS, the Parties have entered into contracts pursuant to which Molina provides services for DHCS under the State of California’s Medi-Cal program, in exchange for reimbursement by DHCS at rates that are established pursuant to the terms of said contracts and under state and federal law; and

WHEREAS, Molina filed Notices of Dispute with respect to certain rate years in connection with the rates established and paid to it by DHCS, and the parties remain in litigation with respect to these matters; and

WHEREAS, the Parties desire to resolve the pending Notices of Dispute and litigation related thereto; and

WHEREAS, DHCS agreed to contract with Molina for the Imperial County Health Plan contract and has agreed to expedite to the extent possible any DHCS or Department of Managed Health Care regulatory filings with the intent to begin enrollment by November 1, 2013; and

WHEREAS, the Parties desire to agree upon other mechanisms for enhancing the efficiency of the Medi-Cal program while ensuring compliance with DHCS and federal requirements regarding such programs;

NOW THEREFORE, in consideration of the foregoing facts and premises, and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

Section 1.    MEDI-CAL CONTRACTS

(a)    DHCS agrees to extend the terms of all existing Medi-Cal managed care contracts between it and Molina, defined below, for an additional five years, such that said contracts shall expire on the following schedule:

•	Contract number 07-65851 (primary) and Contract number 07-65852 (secondary): Extension through December 31, 2019, for Sacramento County

•	Contract number 06-55498 (primary) and Contract number 06-55503 (secondary): Extension through March 31, 2020, for Riverside and San Bernardino Counties

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•	Contract number 09-86161 (primary) and Contract number 09-86162 (secondary): Extension through June 30, 2020, for San Diego County

•	Contract number 13-90285 (primary) and Contract number 13-90286 (secondary): Original Contract Period of five years and Extension through October 31, 2023, for Imperial County.

(b)    The Department shall not be prohibited from terminating said contracts pursuant to the provisions of Exhibit E, Attachment 2, Section 14.A of Molina’s Two-Plan Contracts and Exhibit E, Attachment 2, Section 13.A. of Molina’s Geographic Managed Care Contracts. For purposes of this Agreement, any termination of the aforementioned contracts pursuant to a final, appeal-exhausted court order that the contract extensions set forth in this Section 1 are not enforceable, shall not result in an obligation for the Department to pay Molina a Partial Settlement payment as set forth in Attachment A if: (i) Molina enters into a new contract with the Department subsequent to the court order for the same lines of business and geographic areas and containing substantially similar terms other than the end date of the contract, and (ii) the Department expressly determines, in writing, that such a new, replacement, or future contract shall be subject to the terms or provisions of this Settlement Agreement.

(c)    If the Department enters into a new, replacement, or future contract with Molina, other than the contracts set forth in Section 1.a of this Settlement Agreement (including any Medi-Cal expansions in geographic areas covered by any of those contracts), such a new, replacement, or future contract shall not be subject to the terms of Section 3 and/or 4 of this Settlement Agreement unless the Department expressly agrees, in writing, that such a new, replacement, or future contract shall be subject to the terms of Section 3 and/or 4 of this Settlement Agreement.

Section 2.    SETTLEMENT ACCOUNT AGREEMENT

The Parties agree to enter into and be bound by the terms of the Settlement Account Agreement set forth in Attachment “A,” which is incorporated by reference as if its terms were fully set forth herein. Any amounts payable by the Department pursuant to the terms of the Settlement Account Agreement shall be due to Molina ninety (90) days following Molina’s transmittal to the Department of its final calculation of the amount payable (the “Payment Due Date”). If the Department does not pay Molina by the Payment Due Date, such non-payment shall constitute a severable breach of this Agreement such that (a) interest shall begin to accrue on the 90th calendar day following the Payment Due Date at six percent (6%) per annum and (b) notwithstanding this severable breach of the Payment Due Date, all provisions of this Agreement shall remain in full force and effect in accordance with their terms. This settlement payment is intended to pertain to and resolve the rate years and disputes covered by this Agreement as set forth in Section 5, herein.

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Section 3.    ADMINISTRATIVE CONTRACT MODIFICATIONS

(a)    Administrative Tolerance Ranges: DHCS agrees to work with Molina in good faith to identify and implement specific operational efficiencies and, to the extent necessary, revise any contract between Molina and DHCS to reflect such operational efficiencies. The operational efficiencies may include, but not be limited to (i) the consolidation of multiple audits regularly conducted by, or on behalf of, DHCS in connection with the administration of the Medi-Cal program; (ii) methods to streamline new member mailings to achieve a reduction in mailing and material costs; and (iii) establishment of “administrative tolerance ranges” (e.g., 95 – 98%) as constituting administratively acceptable performance standards. DHCS and Molina will discuss in good faith the metrics for which 100 percent performance standards currently exist, detailed in Attachment B, to determine which, if not all, shall be subject to a determined “administrative tolerance range”.

(b)    Administrative Audits: DHCS agrees to define the types, purpose, and frequency of regular audits in connection with the administration of the Medi-Cal program that DHCS performs, has control over, or that are conducted on its behalf through an Inter-Agency Agreement, with the intent of limiting and consolidating duplicative and potentially burdensome plan audits and to ensure greater efficiencies for the audits that are conducted. These audits include audits performed by DHCS as well as some performed by the Department of Managed Health Care. For purposes of effectuating its obligations under this Section 3(b), DHCS agrees to create a matrix (the “Audit Matrix”) in which it will identify specific, required regular Medi-Cal program audits that it performs, has control over, or that are conducted on its behalf through an Inter-Agency Agreement (such as MCR, Administration, Quality, and Financial), and will set forth a specific scheduled timetable for such regular audits. Additionally, DHCS will exercise due diligence and make good-faith reasonable efforts to coordinate the scheduling of audits with audits conducted by entities outside of DHCS’ control. DHCS and Molina recognize that the audit requirements related to the duals integration project have not yet been established and are subject to federal approval and federal oversight. DHCS agrees to include the regular audits required for the duals integration project into the Audit Matrix described in this section, and to comply with the other obligations under this Section 3(b) relating to audits to the extent allowable under the duals program.

Nothing in this Agreement shall preclude DHCS from conducting a special audit of Molina in the event that significantly adverse clinical, financial, or quality indicators warrant intervention, and Molina has failed to correct the adverse situation in a timely manner.

(c)    Encounter Data Submission: DHCS and Molina agree on the importance of timely and accurate reporting of encounter data, while at the same time recognize the complexities of acquiring such data. As such, DHCS and Molina will work together in good faith to develop and agree upon an “administrative tolerance range”

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for submitted encounter data (less than the 100 percent currently required), to develop a mutually agreeable level of encounter submission measurement, and to adjust any penalty provisions accordingly. The encounter “administrative tolerance range” will be structured similarly to that for the performance standards described in Section 3(b) above.

(d)    The Parties agree that, to the extent the Department enters into an administrative contract modification with another contracting plan, whether by contract, settlement agreement, or otherwise, Molina shall, at its option, be entitled to adopt such modifications in lieu of or in addition to the terms set forth in this Section 3.

Section 4.    LIMITATION ON RETROACTIVE RATE REDUCTIONS

DHCS hereby represents that the process it follows for developing capitated rates for Managed Care Organizations participating in Medi-Cal’s Two-Plan and Geographic Managed Care models is attached hereto as Attachment “C”. The Department acknowledges and agrees that Molina was not involved in the creation of Attachment C and Molina does not acknowledge its accuracy or compliance with DHCS’ legal and contractual obligations. DHCS agrees that any rate reductions related to (a) imposition of copayment policies, (b) elimination of covered benefits and/or services, and/or (c) future DHCS initiated provider rate reductions, shall occur prospectively only, and following CMS approval. For any rate calculation, whether retroactive or prospective, Molina reserves the right to challenge such rates or rate changes, except as otherwise set forth in Section 5 of this Settlement Agreement. The Parties further agree that nothing in this Agreement affects the obligations of the Department to calculate and pay actuarially sound rates to Molina and, other than as set forth herein, nothing in the Agreement expands or reduces DHCS’ authority to implement retroactive or prospective rate reductions. The Parties further agree that, notwithstanding this Section 4, the Department shall implement retroactive rate adjustments as required by federal law, regulation, or policy and subject to the right of Molina to challenge the implementation of such rates or rate changes. The Parties further agree that, to the extent the Department agrees to any limitation on retroactive rate adjustments with another contracting plan, whether by contract, settlement agreement, or otherwise, Molina shall, at its option, be entitled to the same limitations in lieu of, or in addition to, the terms set forth in this Section 4. The parties also agree that the Duals Demonstration Project (also known as the Cal MediConnect Project) is excluded from this Section 4 of the Agreement.

Section 5.    DISMISSAL OF CLAIMS

In consideration of the terms agreed to herein by the Department, Molina hereby agrees that, within thirty days following execution by the Department of this Agreement, Molina shall request and secure dismissal of the following pending actions:

•	2006-07: DHCS Office of Admin. Hearings and Appeals Case No. MC8-0707-125-DC; and

•	2007-08: DHCS Office of Admin. Hearings and Appeals Case No. MC9-1008-480-CS; and

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•	2008-09: DHCS Office of Admin. Hearings and Appeals Case No. MC10-0709-063-FL; and

•	2010-11: DHCS Office of Admin. Hearings and Appeals Case Nos. MC11-0111-583-VH and MC11-0411-774-RW.

Notwithstanding the foregoing, (1) Molina’s dismissal of the 2007-08 rate dispute, DHCS Office of Administrative Hearings and Appeals, Case No. MC9-1008-480-CS and 2008-09 rate dispute, DHCS Office of Administrative Hearings and Appeals, Case No. MC10-0709-063-FL, does not affect Molina’s right to participate in any rate increases that the Department may issue to contracting plans should the Department not prevail in the provider litigation pertinent to the provider rate reductions; (2) Molina does not release and hereby expressly preserves any claims it has relating to rates established for the Seniors and Persons with Disabilities (“SPD”) populations for rate years June 2011- December 2013 and including DHCS Office of Administrative Hearings and Appeals, Case Nos. MC13-0613-866-MO, MC14-0713-109-MO, and any other appeals that have not yet been assigned a case number; and (3) Molina does not release and hereby expressly preserves any claims it has relating to rates established for the Healthy Families populations for Phase 1 rate years January 1, 2013-March 31, 2013, Phase 2 rate years April 1, 2013-July 31, 2013, Phase 3 rate years August 1, 2013-June 30, 2014, including DHCS Office of Administrative Hearings and Appeals, Case No. MC13-0313-587-MO and any other appeals that have not yet been assigned a case number.

In consideration of the terms agreed to herein by the Molina, the Department agrees to, and within thirty days after execution of this Agreement by both Parties, shall dismiss its appeal in the 2003-04 rate dispute, Third District Court of Appeal Case No. C068724. The Parties agree to request that the Superior Court replace the judgment in Sacramento County Superior Court Case No. 34-2008-80000132 with a stipulated judgment agreed to by the parties, attached hereto as Attachment D. In exchange for the aforementioned dismissal and the other consideration set forth herein, Molina agrees that it shall not seek to enforce, or take any action to enforce the stipulated judgment in Attachment D in Sacramento County Superior Court Case No. 34-2008-80000132, provided that the Department complies with its obligations in this Agreement. Molina further agrees that, upon receipt of any payments made by the Department pursuant to the Settlement Account Agreement, as required by this Settlement Agreement during its term, Molina will promptly file with the court a Partial Satisfaction of Judgment and/or a Full Satisfaction of Judgment, as appropriate.

Section 6.    LEGAL FEES AND COSTS

Each of the Parties waives any right to costs relating to any pending Notices of Dispute and related litigation dismissed pursuant to Section 5 above, and agrees that it shall bear its own attorney fees related thereto.

Section 7.    AUTHORITY TO ENTER INTO AGREEMENT; ENFORCEABILITY

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DHCS and Molina hereby warrant and represent to each other that they have full power and authority to enter into this Agreement, and comply with the obligations set forth herein, including but not limited to the Settlement Account Agreement and the extensions of the contracts as set forth in Section 1 (the “Medi-Cal Contracts”) and no other action on the part of either party is necessary to enter into this Agreement, the Settlement Account Agreement, or the Contract Extensions as set forth in Section 1.a. This Agreement, the Settlement Account Agreement, and the Contract Extensions as set forth in 1.a, each constitute a binding obligation on each party, enforceable in accordance with the terms of each, and with the terms of this Settlement Agreement.

Section 8.    NO ADMISSION

Nothing herein shall be construed as an admission by any party hereto of any liability of any kind to the other party. DHCS and Molina acknowledge that this Agreement is simply intended to resolve pending disputes, as set forth herein, without admitting any liability.

Section 9.    ENTIRE AGREEMENT

This Agreement (including the Settlement Account Agreement incorporated by reference) contains the entire understanding of the Parties, and the Parties agree that there are no representations, covenants or undertakings other than those set forth herein. DHCS and Molina each acknowledge that no other party or any agent or attorney of any other party has made any promise, representation, or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce them to execute this Agreement, and they acknowledge that they have not executed this Agreement in reliance on any such promise, representation, or warranty not specifically contained herein.

Section 10.    SUCCESSORS AND ASSIGNS

This Agreement and the covenants and conditions herein contained shall apply to, be binding upon, and inure to the benefit of the respective heirs, administrators, executors, legal representatives, assigns, successors, and agents of the Parties hereto.

Section 11.    SEVERABILITY

Other than as set forth in this Section 11, the provisions of this Agreement are severable, and should any provision hereof be held unenforceable for any reason, the balance of the provisions hereof shall remain in full force and effect. The Parties shall be obligated to seek to preserve the enforceability of the provisions of this Agreement, including without limitation initiating legal action if necessary. However, in the event that the Department’s obligations under Section 1 or Section 2 of this Agreement are found by a court of competent jurisdiction to be unenforceable and/or invalid, in whole or in part, following exhaustion of any appeals, then the Department shall be obligated to pay to Molina a settlement payment as set forth in Attachment A. The termination of any of the contracts set forth in Section 1.a of this Agreement or any of the contract extensions identified in Section 1.a of this Agreement, for any reason, including but not limited to, a final, appeal-exhausted court order, shall result in an obligation for the Department to pay Molina a Partial

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Settlement payment as set forth in Attachment A unless, upon the termination of any of the aforementioned contracts: (i) Molina enters into a new contract with the Department, subsequent to the court order or termination, for the same lines of business and containing substantially similar terms other than the end date of the contract, and (ii) the Department expressly determines, in writing, that such a new, replacement, or future contract shall be subject to the terms or provisions of this Settlement Agreement.

Such payment shall be made to Molina within ninety (90) days following the effective date of any judgment triggering this payment obligation. In the event that DHCS does not make the payment by the date it is due, such non-payment shall constitute a severable breach of this Agreement such that (a) interest shall begin to accrue on the 90th calendar day following the date such payment is due at a rate of six percent (6%) per annum and (b) notwithstanding this severable breach, all provisions of this Agreement shall remain in full force and effect in accordance with their terms.

Section 12.    CONSTRUCTION

This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of California. This Agreement has been, and shall be deemed to have been, jointly prepared by the Parties hereto, and any uncertainty or ambiguity found to exist herein shall be interpreted under the rules of interpretation of contracts as if each of the Parties participated equally in its preparation.

Section 13.    COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and/or facsimile copies of such signed counterparts may be used in lieu of originals for any purposes.

Section 14.    ENFORCEMENT

The Parties agree that any action relating to disputes, claims or controversies between them regarding the validity, enforcement, interpretation or breach of this Agreement shall be commenced in, and the Parties hereby stipulate to the jurisdiction only of, the Superior Court for the County of Sacramento.

Section 15.     END OF ENTIRE SETTLEMENT AGREEMENT TERM AND TERMINATION OF COURT JURISDICTION

In addition to the right of the Department to terminate the contracts described in Section 1.a of this Settlement Agreement, under the terms set forth in Section 1, the parties agree that this entire Settlement Agreement, and all of its obligations (except for DHCS’s obligation to pay Molina if payment has not yet occurred), shall fully terminate upon the earlier of the following:

(a)    The arrival of December 31, 2018;

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(b)    The termination of all of the contracts between DHCS and Molina; whether initiated by DHCS, and/or Molina, mutually or otherwise; and/or by way of a final, appeal-exhausted court order; and/or any other circumstance.
The parties further agree that, other than as stated below, upon the occurrence of any event set forth in sub-paragraphs a. or b. in this section, above, no court will retain any jurisdiction over this Settlement Agreement, and the parties will not seek to either extend or enforce any court’s jurisdiction over this Settlement Agreement beyond the time at which any of the events in sub-paragraphs a. or b. of this section have occurred. Moreover, once any of the events in subparagraphs a. and b. of this section have occurred, any new contracts between the Department and Molina, executed after any of the events in subparagraphs a. and b. of this section have occurred, shall not in any way be governed by the terms of this Settlement Agreement unless expressly agreed to in writing by the Department and Molina. Notwithstanding the foregoing, following a termination of this Settlement Agreement pursuant to this Section 15, the jurisdiction of Superior Court for the County of Sacramento as set forth in Section 14 shall remain in full force and effect for any actions, disputes, claims or controversies regarding the validity, enforcement, interpretation or breach of this Settlement Agreement to the extent they relate to any period of time in which this Settlement Agreement was in effect.

Section 16.     AMENDMENT

This Agreement may be modified or amended only by a written instrument executed by all of the Parties hereto.

Section 17.    PAYMENTS

The Department is obligated to make payments pursuant to this Agreement (including the Settlement Account Agreement incorporated by reference) subject to the appropriation of funds for that purpose by the State of California pursuant to normal recurring budget appropriation processes.

Section 18.    PREVENTING AND RESOLVING RATE DISPUTES

The Parties agree that the current administrative and litigation processes for resolving disputes relating to rate setting is costly, burdensome, and time consuming. In order to minimize disputes and avoid litigation regarding the rate setting process to the extent possible, the Parties agree that it is in their mutual best interest to discuss options to avoid and resolve these issues. Accordingly, the Parties agree that they shall cooperate in good faith to resolve the issues described in this section.

IN WITNESS WHEREOF, the parties hereto have executed this agreement on the below stated date(s).

California Department of Health Care Services
By: /s/ Toby Douglas            Date: October 30, 2013

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Its: Director, California Department of Health Care Services

Molina Healthcare of California
By: /s/    Richard Chambers         Date: October 30, 2013
Its: President

Molina Healthcare of California Partner Plan, Inc.
By: /s/    Richard Chambers         Date: October 30, 2013
Its: President

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ATTACHMENT A
SETTLEMENT ACCOUNT AGREEMENT

This Settlement Account Agreement is made a part of and incorporated into the Settlement Agreement (the “Settlement Agreement”) to which it is attached. The purpose of this Settlement Account Agreement is to describe the precise manner in which the Settlement Account will operate during the term of the Settlement Agreement, and to set forth other terms and conditions of the Settlement Account. Unless otherwise defined in this Settlement Account Agreement, capitalized terms shall have the meanings set forth in the Settlement Agreement.

Explanation of Settlement Account Methodology

1.
The methodology for the Settlement Account shall be based on Molina’s following lines of business: direct Medi-Cal contracts (including those covering Seniors and Persons with Disabilities), Healthy Families, Dual Eligibles (both Medi-Cal and Medicare portions), and any Medi-Cal expansion populations.

2.
The “Settlement Account Balance” will be established on January 1, 2014, with an initial balance of zero dollars due to Molina. This balance will be adjusted annually to reflect the calendar year settlement account “surplus” earned or “deficit” incurred by the Department. A surplus results when the Settlement Percentage is positive as described in Paragraph 6, below. A deficit results when the Settlement Percentage is negative as described in Paragraph 7, below.

3.
For purposes of this Settlement Account Agreement, Profit is defined as: Premiums Earned (excluding premiums to pay for the Gross Premiums Insurance Tax, Health Insurer Fee, and any other similar assessment, hereinafter collectively referred to as the “Assessment Exclusions”), less the sum of: (i) annual medical costs incurred, and (ii) general and administrative expenses. All calculated amounts shall relate to the lines of business described above in Paragraph 1. Annual medical costs incurred includes claims for services provided and paid during the specific calendar year as well as claims for services provided during the applicable calendar year and paid by June 30 of the following calendar year (the “Run-Out Period”). In the event of the early termination of a contract, the Run-Out Period shall be the six-month period following the effective date of the termination of that contract. The calculation of Profit shall not include any other income or expenses, including but not limited to investment income or expenses. Premiums Earned shall include only those premiums paid to Molina for the months of service within the Settlement Account Agreement Term (as defined in Paragraph 9 below) and shall not include any premiums paid for months of service outside the Settlement Account Agreement Term. Because the Health Insurer Fee is non-deductible for federal and State tax purposes, it is assumed that premiums will be grossed-up by the amount of the fee to

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cover tax costs. If the premium is not grossed-up to cover tax costs, the Actual Profitability Margin, as defined in Paragraph 4, below, will be adjusted accordingly.

4.
The Target Profitability Margin to be utilized for purposes of calculating the surplus or deficit for a calendar year shall be three and a quarter percent (3.25%). The Actual Profitability Margin is calculated for a calendar year by taking the Profit as defined in Paragraph 3 above, divided by the total Premiums Earned.

5.
The Settlement Percentage for a calendar year during the Settlement Account Agreement Term (as defined in Paragraph 9 below) shall be calculated by subtracting the Target Profitability Margin from the Actual Profitability Margin each as defined in Paragraph 4. For example, if the Actual Profitability Margin for a calendar year calculated in accordance with Paragraph 4 is 4.25 percent, then the Settlement Percentage is a positive 1 percent (4.25 percent – 3.25 percent), creating a surplus. And for example, if the Actual Profitability Margin for a calendar year calculated in accordance with Paragraph 4 is 2.25 percent, then the Settlement Percentage is a negative 1.0 percent (2.25 percent – 3.25 percent), creating a deficit.

6.
If the Settlement Percentage is positive, then the Department earns a settlement surplus for that calendar year in an amount equal to fifty percent (50%) of the Settlement Percentage multiplied by the Premiums Earned for the same calendar year. For calendar year 2014 only, the amount of the Department’s Settlement Percentage is seventy-five (75%) percent rather than fifty percent (50%).

7.
If the Settlement Percentage is negative for any calendar year, then the Department incurs a deficit for that calendar year in an amount equal to fifty percent (50%) of the Settlement Percentage multiplied by the Premiums Earned for the same calendar year. For calendar year 2014 only, the amount of the Department’s Settlement Percentage is seventy-five (75%) percent rather than fifty percent (50%).

8.
The Settlement Account Balance calculation shall be performed by Molina and submitted to the Department within thirty (30) days after the end of the applicable Run-Out Period. The Department shall have sixty (60) days (the “Certification Period”) to certify this calculation submitted by Molina. Once this calculation has been agreed to by the parties, that dollar amount shall be added (if positive) or subtracted (if negative) to/from the Settlement Account Balance. If there is any change in the Premiums Earned by Molina for a calendar year, the Settlement Percentage, settlement account balance, and Alternative Minimum Amount calculations shall be revised based on the final Premiums Earned attributable to that calendar year. Additionally, if Molina and the Department determine that they are unable to agree to the Settlement Account Balance calculation submitted by Molina by the end of the Certification Period, then the parties shall promptly refer the matter to an independent certified public accounting firm of nationally recognized standing as mutually agreed upon by Molina and the Department (the “Disputes Auditor”) for determination of the Settlement Account Balance calculation, which determination shall be final and binding on each of Molina and the Department. Each of Molina and the Department agree that they will require the Disputes Auditor to render its determination of the Settlement Account Balance calculation within thirty (30) days after the matter is referred to

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the Disputes Auditor. The fees and costs incurred for the Disputes Auditor shall be split evenly between Molina and the Department.

Terms and Conditions

9.	The term of this Settlement Account Agreement is four calendar years, commencing on January 1, 2014 (“ Settlement Account Agreement Term”).

10.
At the conclusion of the Settlement Account Agreement Term and the applicable Run-Out Period, the Settlement Account Balance shall be reconciled and settled within one hundred eighty (180) calendar days. In the event the Settlement Account Balance is in a deficit position, the Department shall remit to Molina the greater of: (i) the amount of the Settlement Account Balance, or (ii) the Alternative Minimum Amount payable under Paragraph 13. In no event shall the amount payable by the Department to Molina exceed Forty Million Dollars ($40,000,000). In the event the Settlement Account Balance is in a surplus position, then neither party shall be obligated to pay the other any monies except for the Alternative Minimum Amount payable to Molina under Paragraph 13 below and any previously paid Partial Settlement Payment.

11.
If the Department terminates any of Molina’s contracts for the lines of business described in Paragraph 1 prior to expiration of the Settlement Account Agreement Term or if any of the contract extensions identified in Section 1.a of the Settlement Agreement are otherwise determined to be invalid as described in Section 11 of the Settlement Agreement, then a Partial Settlement of the Settlement Account Balance shall occur as described in Paragraph 12 below. In the event Molina elects to terminate a contract for the lines of business described in Paragraph 1, Molina shall not be entitled to receive a Partial Settlement Payment with regard to such terminated contract.

12.
In the event a contract identified in Section 1.a of the Settlement Agreement is terminated by the Department or otherwise determined to be invalid as described in Paragraph 11 above, the Department will make a Partial Settlement Payment to Molina. The Partial Settlement Payment will be calculated as described in this Paragraph 12. Molina shall calculate the percentage of Premiums Earned the terminated contract(s) provided for all lines of business as specified in Paragraph 1 of this Attachment A. This calculation shall be based on the last full calendar year the terminated contract was in effect. Molina shall also calculate the then-applicable Alternative Minimum Amount payable (as described in Paragraph 13 below) based on all calendar years of the Settlement Account Agreement completed prior to contract termination. The Department shall, within ninety (90) days of receiving the required calculations from Molina, make a Partial Settlement Payment to Molina equal to the percentage of Premium Earned provided by the terminated contract(s) multiplied by the Alternative Minimum Amount payable as calculated in Paragraph 13 below.

13.	At the conclusion of the Settlement Account Agreement Term, the Settlement Account Balance will be reconciled and settled within one hundred eighty (180) calendar days. The amount

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payable by the Department to Molina shall not be less than an Alternative Minimum Amount. The Alternative Minimum Amount shall be calculated as follows. The Alternative Minimum Amount shall be equal to Forty Million Dollars ($40,000,000), less the Alternative Minimum Credits earned up to the date of the calculation. “Alternative Minimum Credits” shall include the sum of: (i) any Partial Settlement Payments previously made pursuant to Paragraph 12, plus (ii) for each calendar year where Molina’s Actual Profitability Margin was above two percent (2%), the percentage difference between Molina’s Actual Profitability Margin for that calendar year and two percent (2%), multiplied by 50 percent (50%), and multiplied by the Premiums Earned, for the applicable calendar year. In no event shall the Settlement Account Percentage be negative for the purposes of this Paragraph.

14.	Cash settlement of the Settlement Agreement will take place within one hundred eighty (180) days after the conclusion of the Settlement Account Agreement Term.

15.
A Settlement Account Balance calculation made in accordance with Paragraph 8 shall be recalculated in the event of a change in Premiums Earned which change the value of a cash settlement after the cash settlement has occurred. The difference between the original cash settlement and the recalculated cash settlement shall result in a payment from the Department to Molina, or from Molina to the Department, and shall be due no later than ninety (90) days after payment of revised Premiums Earned is made. Interest shall be assessed on any payment required by this Paragraph at the same rate as is assessed on any revised Premiums Earned that triggered payment pursuant to this Paragraph. Interest shall accrue from the date the original cash settlement is paid.

16.	Section 17 of the Settlement Agreement applies to all payments made by the Department under this Settlement Account Agreement.

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